EXHIBIT 99.1

Fidelity National Financial, Inc. Responds to Press Release from California Department of
Insurance

Jacksonville, FL — (February 23, 2005) – The California Department of Insurance announced yesterday its investigation into reinsurance practices in the title insurance industry. This investigation originated with the National Association of Insurance Commissioners, which has been looking into the reinsurance practices for approximately one year. The Fidelity National Financial Companies have been cooperating with these investigations and have provided all information requested to date. The Company intends to continue to cooperate fully with the California Department of Insurance as well as with any other regulatory body. The Company has previously announced its voluntary discontinuance of all reinsurance agreements. The amount of premiums ceded to these reinsurers has been approximately $10 million over the existence of these agreements.

Fidelity National Financial, Inc. (NYSE: FNF), number 262 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of nearly $8.3 billion and earned more than $740 million in 2004, with cash flow from operations of nearly $1.2 billion for that same period. FNF is the nation’s largest title insurance company, with nearly 32 percent national market share, and is also a provider of other specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Through its subsidiary Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of technology solutions, processing services and information services to the financial services and real estate industries. FIS’ software processes nearly 50 percent of all U. S. residential mortgages, it has processing and technology relationships with 45 of the top 50 U.S. banks and more than 3,600 small and mid-sized U.S. financial institutions and it has clients in more than 50 countries who rely on its processing and outsourcing products and services. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and servicers. FIS offers information services, including property data and real estate-related services that are used by lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.
CONTACTS: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
904-854-8120, dkmurphy@fnf.com

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